Exhibit 10.2
AMENDMENT NO. 4 TO
MASTER SHELF AGREEMENT
(SAIA, Inc. f/k/a SCS Transportation, Inc.)
June 4, 2008
Prudential Investment Management, Inc. (“Prudential”)
The Prudential Insurance Company
     of America
Pruco Life Insurance Company
Reliastar Life Insurance Company
Southland Life Insurance Company
Pruco Life Insurance
Company of New Jersey
Prudential Retirement
Insurance and Annuity Company
United of Omaha Life
Insurance Company
Universal Prudential Arizona
Reinsurance Company
Zurich American Insurance Company
Each Prudential Affiliate (as defined herein)
     which becomes bound by certain provisions of the
     Agreement as hereinafter provided (together with
     each above-named entity, the “Purchasers”)
c/o Prudential Capital Group
Gateway Center Four
100 Mulberry Street
Newark, NJ 07102-4069
Ladies and Gentlemen:
     We refer to the Master Shelf Agreement, dated as of September 20, 2002 (as amended or modified to date, the “Agreement”), among the undersigned, SAIA, Inc. f/k/a SCS Transportation, Inc., a Delaware Corporation (the “Company”) and Purchasers. Unless otherwise defined herein, the terms defined in the Agreement shall be used herein as therein defined.
     We refer also to that certain Consent Letter, dated as of January 28, 2008 (the “Consent Letter”), among the Company, SAIA Motor Freight Line, LLC, a Delaware limited liability company (“Guarantor”) and Purchasers.
     Pursuant to the requirements of the Consent Letter and Section 5M of the Agreement, the Company and Purchasers desire to amend the Agreement to include therein any Additional Covenants and Additional Defaults contained in the Restated Credit Agreement (as that term is defined in the Consent Letter).
     Therefore, Purchasers and the Company, in consideration of the mutual promises and agreements set forth herein and in the Agreement, agree as follows:
1. Amendments.
(a) Paragraph 5D. Paragraph 5D of the Agreement is amended to add the following sentence at the end of such paragraph:
Notwithstanding the above, in the event, and each time, Company or one of its Subsidiaries acquires one hundred percent (100%) of the outstanding stock of an entity (or entities) (each a “Target”) which operates a primary line of business within Company’s core industry, the indebtedness of such Target assumed as a result of such acquisition, and Liens affecting the assets of such Target and securing such indebtedness, may be maintained and remain in effect for a period of time not beyond the existing maturity date of such indebtedness; provided, however, that the aggregate amount of assumed indebtedness from all Targets shall not exceed $25,000,000 at any one time outstanding.
(b) Paragraph 5F. Paragraph 5F of the Agreement is amended in its entirety to read as follows:
     5F. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; and upon the written request of any Purchaser, the Company promptly shall deliver evidence thereof to Purchasers.
(c) Paragraph 5J. Paragraph 5J of the Agreement is amended to add the following sentence at the end of such paragraph:
Notwithstanding the above, the requirements of this Section 5J shall not apply to indebtedness of a Target assumed by the Company or one of its Subsidiaries, as allowed under Section 5D.
(d) Paragraph 6A. Paragraph 6A of the Agreement is amended in its entirety to read as follows:
     6A Financial Covenants.
     6A(1) Fixed Charge Coverage Ratio. The Company will not permit, as of the last day of any fiscal quarter, the Fixed Charge Coverage Ratio, calculated on a consolidated basis, to be less than 1.10 to 1.00

     6A(2) Leverage Ratio. The Company will not permit, as of the last day of any fiscal quarter, the Leverage Ratio, calculated on a consolidated basis, to be greater than 3.25 to 1.00.
     6A(3) Adjusted Leverage Ratio. The Company will not permit, as of the last day of any fiscal quarter, the Adjusted Leverage Ratio, calculated on a consolidated basis, to be greater than 3.75 to 1.00.
     6A(4) Tangible Net Worth. The Company will not permit Tangible Net Worth at any time to be less than $180,000,000 plus the sum of (i) 75% of positive Net Income from Continuing Operations in each fiscal quarter commencing with the fiscal quarter ended June 30, 2006, and (ii) 75% of the Net Proceeds from the issuance and sale of equity securities after the date hereof, plus or minus loss from Discontinued Operations commencing with the fiscal quarter ended June 30, 2006 minus the total amount paid by the Company for the repurchase of its shares after June 30, 2006, up to $25,000,000.
(e) Paragraph 6(C)(1). (i) Paragraph 6(C)(1) is amended by deleting clause (vi) thereof in its entirety.
(f) Paragraph 6C(3) is hereby amended by changing the period at the end of the clause (viii) thereof to a semi-colon and by inserting therein the following new clauses (ix) and (x):
(ix)	the repurchase of shares of common stock of the Company. Repurchases made prior to the date of this Agreement will be excluded from the Fixed Charge Coverage Ratio. Repurchases made subsequent to the date of this Agreement up to the aggregate amount of $50,000,000 will also be excluded from the Fixed Charge Coverage Ratio calculation, provided that (i) Borrower’s pro forma Leverage Ratio following the repurchase shall be less than or equal to 2.75 to 1.00, (ii) the Company’s pro forma Adjusted Leverage Ratio following the repurchase shall be less than or equal to 3.25 to 1.00, and (iii) the Company’s pro forma Available Liquidity following the repurchase shall be greater than or equal to $30,000,000.; and

(x)	the Permitted Acquisitions.
(g) Paragraph 10B. (i) Paragraph 10B of the Agreement is hereby amended by deleting the definitions of “EBIT”, “EBITDAR”, “Indebtedness”, “Interest Expense”, “Net Income” and “Total Indebtedness” therein and replacing such definitions with the following revised definitions:
“EBITDAR” means, for any period, the sum of Net Income plus, to the extent deducted in the determination of Net Income, (i) all provisions for federal, state and other income tax of the Company and its Subsidiaries (ii) Interest Expense, (iii) provisions for depreciation and amortization and (iv) Rental Expense, excluding (a) any gains or losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), (b) any gains resulting from the write-up of assets, (c) any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of acquisition, (d) any deferred credit representing the excess of equity in any such Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary, (e) any gains or losses from the acquisition of securities or the retirement or extinguishment of Indebtedness, (f) any gains on collections from the proceeds of insurance policies or settlements, (g) any restoration to income of any Contingency Reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (h) any income, gain or loss during such period from any discontinued operations or the disposition thereof, from any extraordinary items or from any prior period adjustments, and (i) any equity of the Company or any Subsidiary in the undistributed earnings (but not losses) of any corporation or other entity which is not a Subsidiary of the Company, which in the aggregate will be deducted only to the extent they are positive, adjusted for minority interests in Subsidiaries.
“Indebtedness” means with respect to any Person without duplication, (1) indebtedness or liability for borrowed money; (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (4) redemption obligations in respect of mandatorily redeemable Preferred Stock; (5) obligations as lessee under Capital Leases; (6) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA; (7) obligations under acceptance facilities; (8) the outstanding balance of the purchase price of uncollected accounts receivable of such Person subject at such time to a sale of receivables or other similar transaction, regardless of whether such transaction is effected without recourse to such Person or in a manner which would not be reflected on the balance sheet of such Person in accordance with GAAP; (9) obligations secured by any Liens, whether or not the obligations have been assumed; and (10) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss with respect to liabilities of a type described in any of the clauses above.
“Interest Expense” means, with respect to any period, the sum (without duplication) of (i) all interest and prepayment charges in respect of any Indebtedness (including imputed interest in respect of Capitalized Lease Obligations and net costs of Swaps) deducted in determining Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Net Income for such period, plus (ii) all debt discount and expenses amortized or required to be amortized in the determination of Net Income for such period.

“Net Income” means, for any period of determination, with respect to the Company on a Consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise), cumulative net income earned during such period as determined in accordance with GAAP.
“Total Indebtedness” means Indebtedness as of a particular date of determination plus six (6) times Rental Expense for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date.
(ii) Paragraph 10B of the Agreement is further amended by adding therein new definitions of “Adjusted EBITDAR”, “Adjusted Leverage Ratio”, “Adjusted Total Indebtedness”, “Available Liquidity”, “Capital Expenditures”, “Fixed Charge Coverage Ratio”, “Leverage Ratio”, “Maintenance Capital Expenditures”, “Net Cash Flow”, “Permitted Acquisitions” and “Total Debt Service” in alphabetical order to read as follows:
“Adjusted EBITDAR” means EBITDAR plus (i) pro forma additions related to Permitted Acquisitions, and (ii) certain non-recurring charges and/or extraordinary items proposed by the Company and to be included at the Required Holders’ sole discretion, which will not be withheld unreasonably.
“Adjusted Leverage Ratio” means the ratio of (i) Adjusted Total Indebtedness on the last day of a completed fiscal quarter of the Company, to (ii) Adjusted EBITDAR for the period of four (4) consecutive fiscal quarters ended on such date.
“Adjusted Total Indebtedness” means Total Indebtedness plus the aggregate face amount of all letters of credit issued and outstanding under the Credit Agreement.
“Available Liquidity” means, as of a particular date of determination, unused availability under the Credit Agreement plus net cash on hand of the Company and its Subsidiaries.
“Capital Expenditures” means, for any applicable period of determination, the aggregate amount of all expenditures of the Company and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.
“Fixed Charge Coverage Ratio” means, as of the last day of a completed fiscal quarter of the Company, the ratio of (i) Net Cash Flow for the period of four (4) consecutive fiscal quarters ended on such date to (ii) Total Debt Service for such period.

“Leverage Ratio” means the ratio of (i) Total Indebtedness on the last day of a completed fiscal quarter of the Company, to (ii) Adjusted EBITDAR for the period of four (4) consecutive fiscal quarters ended on such date.
“Maintenance Capital Expenditures” means Capital Expenditures by the Company and its Subsidiaries during a particular period of determination (i) for purchases of tractors, trailers, and other revenue equipment deemed by the Company to be replacement purchases and (ii) to maintain long term assets (e.g., property, plant and equipment) in good working order.
“Net Cash Flow” means Adjusted EBITDAR less the sum of Rental Expense, cash taxes, Maintenance Capital Expenditures, distributions and treasury stock purchases not otherwise excluded pursuant to Paragraph 6C(3)(ix).
“Permitted Acquisitions” means acquisitions otherwise prohibited hereunder, which meet the following criteria: (i) the acquisition target is in the same line of business as the Company, (ii) no Default exists at the time of such acquisition or would result from such acquisition, (iii) the Company has delivered to Purchasers written notice of the intended acquisition not less than ten (10) days prior to the consummation of such acquisition transaction, (iv) the Company’s pro forma, post-acquisition Leverage Ratio shall be less than or equal to 2.75 to 1.00, and (v) the Company’s pro forma, post-acquisition Adjusted Leverage Ratio shall be less than or equal to 3.25 to 1.00, and (vi) the Company’s pro forma, post-acquisition Available Liquidity shall be greater than or equal to $30,000,000.
“Total Debt Service” means the sum of interest expense, schedule principal payments on long-term debt and Capital Lease payments.
(h) Paragraph 10C. The first sentence of Paragraph 10C is amended in its entirety to read as follows:
References in this Agreement to “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States on January 1, 2008, as amended from time to time.
2. Conditions Precedent. The effectiveness of this Amendment is contingent on:
(a) the Consent attached hereto shall have been executed by the Subsidiary Guarantors;
(b) receipt by Prudential of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the amendments to the Agreement herein contained.
3. Representation and Warranties. The Company hereby represents and warrants to each Purchaser as follows:

(a) The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, each Subsidiary is duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and the Company has and each Subsidiary has the power to own its respective property and to carry on its respective business as now being conducted. The execution, delivery and performance by the Company of this Amendment are within the Company’s corporate powers and have been duly authorized by all necessary corporate action.
(b) Neither the execution nor delivery of this Amendment, nor fulfillment of nor compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company pursuant to, the charter or by-laws of the Company, any award of any arbitrator of any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company is subject.
(c) This Amendment constitutes the valid and binding obligation of the Company enforceable in accordance with its terms.
(d) No Default or Event of Default has occurred and is continuing.
4. Expenses. The Company hereby confirms its obligations under the Agreement, whether or not the transactions hereby contemplated are consummated, to pay, promptly after request by the Purchasers, all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses, incurred by the Purchasers in connection with this Letter Agreement or the transactions contemplated hereby, in enforcing any rights under this Letter Agreement, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this letter agreement or the transactions contemplated hereby. The obligations of the Company under this Section 4 shall survive transfer by any Purchaser of any Note and payment of any Note.
5. Miscellaneous. On and after the effective date of this Letter Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import referring to the Agreement, and each reference in the Notes to “the Agreement,” “thereunder,” “thereof,” or words of like import referring to the Agreement, shall mean the Agreement as amended by this Letter Amendment. The Agreement, as amended by this Letter Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Letter Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy under the Agreement nor constitute a waiver of any provision of the Agreement. This Letter Agreement is not intended by the parties to be, and shall not be construed to be, a novation of the Agreement or an accord and satisfaction in regard thereto.
     This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterpart shall be an original and all of which, taken together, shall constitute one and the same Amendment.
     If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least one counterpart of this Amendment to SAIA, Inc., 11465 Johns Creek Parkway, Suite 400, Duluth, GA 30097, Attention of Chief Financial Officer. This Amendment shall become effective as of the date first above written when and if counterparts of this Amendment shall have been executed by us and you.

Very truly yours,

SAIA, Inc.
f/k/a SCS Transportation, Inc.

By:	/s/ James A. Darby

Title: Vice President Finance and Chief Financial Officer
Accepted:

Prudential investment management, inc.

By:	/s/ Jay White

Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Jay White

Vice President

Pruco Life Insurance Company

By:	/s/ Jay White

Vice President

Reliastar Life Insurance Company

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Jay White

Vice President

Security Life Of Denver Insurance Company (formerly Southland Life Insurance Company)

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Jay White

Vice President

Pruco Life Insurance Company Of New Jersey

By:	/s/ Jay White

Vice President

Prudenital Retirement Insurance And Annuity Company

By:	Prudential Investment Management, Inc., as investment manager

By:	/s/ Jay White

Vice president

United Of Omaha Life Insurance Company

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Jay White

Vice President

Universal Prudential Arizona Reinsurance Company

By:	Prudential Investment Management, Inc., as investment manager

By:	/s/ Jay White

Vice President

Zurich American Insurance Company

By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)

By:	Prudential Private Placement Investors, Inc. (as its General Partner)

By:	/s/ Jay White

Vice President

CONSENT
     The undersigned, as a Guarantor under the Guaranty Agreement dated as of September 20, 2002 (the “Guaranty”) in favor of the holders from time to time of the Notes issued pursuant to the Agreement, referred to in the foregoing Amendment No. 4 to Master Shelf Agreement (the “Amendment”), hereby consents to the Amendment and hereby confirms and agrees that, notwithstanding the effectiveness of the Amendment, the Guaranty is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

SAIA MOTOR FREIGHT LINE, LLC, as successor to Saia Motor Freight Line, Inc.

By:	/s/ James A. Darby

Name: James A. Darby
Title: Vice President Finance and Chief Financial Officer